UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                  ANCHOR GAMING
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                         (Title of Class of Securities)

                                    033037102
                                 (CUSIP Number)

                                December 3, 2001
             (Date of Event Which Requires Filing of this Statement)

                            Derek J. Webb, Controller
                          Midtown Capital Partners, LLC
                          565 Fifth Avenue, 11th Floor
                            New York, New York 10017
                            Telephone: (212) 697-8356
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                    Copy to:
                             Spencer D. Klein, Esq.
                              M. Holland West, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 848-4000

             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              |_|  Rule 13d-1(b)
                              |X|  Rule 13d-1(c)
                              |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 033037102

(1)   Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)
            Midtown Capital Partners, LLC (on behalf of three managed accounts)
            --------------------------------------------------------------------
            --------------------------------------------------------------------

(2)   Check the Appropriate Box if a Member of Group (See Instructions)

|X|   (a)
            --------------------------------------------------------------------
|_|   (b)
            --------------------------------------------------------------------

(3)   SEC Use Only
                   -------------------------------------------------------------
      --------------------------------------------------------------------------

(4)   Citizenship or Place of Organization     Delaware
                                            ------------------------------------

                        (5)      Sole Voting Power         0
                                                   -----------------------------
      Number of                  -----------------------------------------------
      Shares            (6)      Shared Voting Power       766,100*
      Beneficially                                  ----------------------------
      Owned by                   -----------------------------------------------
      Each              (7)      Sole Dispositive Power     0
      Reporting                                         ------------------------
      Person                     -----------------------------------------------
      With              (8)      Shared Dispositive Power   766,100*
                                                         -----------------------
                                 -----------------------------------------------

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   -------------
      766,100*
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(11)  Percent of Class Represented by Amount in Row (9)**
      5.1%
      --------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)   IA
                                                    ----------------------------

* Midtown Capital Partners, LLC ("Midtown") is a registered investment adviser which serves as investment adviser to Midtown Nucleus Fund, L.P. ("Nucleus"), Midtown Nucleus Fund II, L.P. ("Nucleus II"), and Midtown Nucleus Fund Offshore, Ltd. ("Nucleus Offshore"). As investment adviser, Midtown has the shared power to vote or direct the vote and to dispose or direct the disposition of all 766,100 shares of Common Stock owned by Nucleus, Nucleus II and Nucleus Offshore. Midtown disclaims beneficial ownership of the shares of Common Stock referred to in this Statement, and the filing of this Statement shall not be construed as an admission that Midtown is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any shares of Common Stock covered by this Statement.

** This percentage is based on 14,881,192 shares of Common Stock outstanding as of November 1, 2001, as set forth in Anchor Gaming's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 033037102

(1)   Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)
            MRG Capital, LLC
            --------------------------------------------------------------------
            --------------------------------------------------------------------

(2)   Check the Appropriate Box if a Member of Group (See Instructions)

|X|   (a)
            --------------------------------------------------------------------
|_|   (b)
            --------------------------------------------------------------------

(3)   SEC Use Only
                   -------------------------------------------------------------
      --------------------------------------------------------------------------

(4)   Citizenship or Place of Organization     Delaware
                                            ------------------------------------

                        (5)      Sole Voting Power         0
                                                   -----------------------------
      Number of                  -----------------------------------------------
      Shares            (6)      Shared Voting Power       237,970*
      Beneficially                                  ----------------------------
      Owned by                   -----------------------------------------------
      Each              (7)      Sole Dispositive Power     0
      Reporting                                         ------------------------
      Person                     -----------------------------------------------
      With              (8)      Shared Dispositive Power   237,970*
                                                         -----------------------
                                 -----------------------------------------------

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   -------------
      237,970*
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(11)  Percent of Class Represented by Amount in Row (9)**
      1.6%
      --------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)   CO
                                                    ----------------------------

* MRG Capital, LLC ("MRG") is the general partner of Nucleus and Nucleus II. As general partner, MRG has the shared power to vote or direct the vote and to dispose or direct the disposition of 237,970 shares of Common Stock owned by Nucleus and Nucleus II. MRG disclaims beneficial ownership of the shares of Common Stock referred to in this Statement, and the filing of this Statement shall not be construed as an admission that MRG is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any shares of Common Stock covered by this Statement.

** This percentage is based on 14,881,192 shares of Common Stock outstanding as of November 1, 2001, as set forth in Anchor Gaming's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 033037102

(1)   Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)
            Scott Sipprelle
            --------------------------------------------------------------------
            --------------------------------------------------------------------

(2)   Check the Appropriate Box if a Member of Group (See Instructions)

|X|   (a)
            --------------------------------------------------------------------
|_|   (b)
            --------------------------------------------------------------------

(3)   SEC Use Only
                   -------------------------------------------------------------
      --------------------------------------------------------------------------

(4)   Citizenship or Place of Organization     United States
                                            ------------------------------------

                        (5)      Sole Voting Power         0
                                                   -----------------------------
      Number of                  -----------------------------------------------
      Shares            (6)      Shared Voting Power       766,100*
      Beneficially                                  ----------------------------
      Owned by                   -----------------------------------------------
      Each              (7)      Sole Dispositive Power     0
      Reporting                                         ------------------------
      Person                     -----------------------------------------------
      With              (8)      Shared Dispositive Power   766,100*
                                                         -----------------------
                                 -----------------------------------------------

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   -------------
      766,100*
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(11)  Percent of Class Represented by Amount in Row (9)**
      5.1%
      --------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)   IN
                                                    ----------------------------

* Scott Sipprelle owns 49.6% of each of MRG (the general partner of Nucleus and Nucleus II) and Midtown (investment adviser to Nucleus, Nucleus II and Nucleus Offshore). As such, he has the shared power to vote or direct the vote and to dispose or direct the disposition of all 766,100 shares of Common Stock owned by Nucleus, Nucleus II and Nucleus Offshore. Scott Sipprelle disclaims beneficial ownership of the shares of Common Stock referred to in this Statement, and the filing of this Statement shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any shares of Common Stock covered by this Statement.

** This percentage is based on 14,881,192 shares of Common Stock outstanding as of November 1, 2001, as set forth in Anchor Gaming's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 033037102

(1)   Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)
            Neil Barsky
            --------------------------------------------------------------------
            --------------------------------------------------------------------

(2)   Check the Appropriate Box if a Member of Group (See Instructions)

|X|   (a)
            --------------------------------------------------------------------
|_|   (b)
            --------------------------------------------------------------------

(3)   SEC Use Only
                   -------------------------------------------------------------
      --------------------------------------------------------------------------

(4)   Citizenship or Place of Organization     United States
                                            ------------------------------------

                        (5)      Sole Voting Power         0
                                                   -----------------------------
      Number of                  -----------------------------------------------
      Shares            (6)      Shared Voting Power       766,100*
      Beneficially                                  ----------------------------
      Owned by                   -----------------------------------------------
      Each              (7)      Sole Dispositive Power     0
      Reporting                                         ------------------------
      Person                     -----------------------------------------------
      With              (8)      Shared Dispositive Power   766,100*
                                                         -----------------------
                                 -----------------------------------------------

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   -------------
      766,100*
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(11)  Percent of Class Represented by Amount in Row (9)**
      5.1%
      --------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)   IN
                                                    ----------------------------


* Neil Barsky owns 40.5% of each of MRG (the general partner of Nucleus and Nucleus II) and Midtown (investment adviser to Nucleus, Nucleus II and Nucleus Offshore). As such, he has the shared power to vote or direct the vote and to dispose or direct the disposition of all 766,100 shares of Common Stock owned by Nucleus, Nucleus II and Nucleus Offshore. Neil Barksy disclaims beneficial ownership of the shares of Common Stock referred to in this Statement, and the filing of this Statement shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any shares of Common Stock covered by this Statement.

** This percentage is based on 14,881,192 shares of Common Stock outstanding as of November 1, 2001, as set forth in Anchor Gaming's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 033037102

(1)   Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)
            Midtown Nucleus Fund, L.P.
            --------------------------------------------------------------------
            --------------------------------------------------------------------

(2)   Check the Appropriate Box if a Member of Group (See Instructions)

|X|   (a)
            --------------------------------------------------------------------
|_|   (b)
            --------------------------------------------------------------------

(3)   SEC Use Only
                   -------------------------------------------------------------
      --------------------------------------------------------------------------

(4)   Citizenship or Place of Organization     Delaware
                                            ------------------------------------

                        (5)      Sole Voting Power         0
                                                   -----------------------------
      Number of                  -----------------------------------------------
      Shares            (6)      Shared Voting Power       107,480
      Beneficially                                  ----------------------------
      Owned by                   -----------------------------------------------
      Each              (7)      Sole Dispositive Power     0
      Reporting                                         ------------------------
      Person                     -----------------------------------------------
      With              (8)      Shared Dispositive Power   107,480
                                                         -----------------------
                                 -----------------------------------------------

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   -------------
      107,480
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(11)  Percent of Class Represented by Amount in Row (9)*
      0.7%
      --------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)   PN
                                                    ----------------------------


* This percentage is based on 14,881,192 shares of Common Stock outstanding as of November 1, 2001, as set forth in Anchor Gaming's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 033037102

(1)   Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)
            Midtown Nucleus Fund II, L.P.
            --------------------------------------------------------------------
            --------------------------------------------------------------------

(2)   Check the Appropriate Box if a Member of Group (See Instructions)

|X|   (a)
            --------------------------------------------------------------------
|_|   (b)
            --------------------------------------------------------------------

(3)   SEC Use Only
                   -------------------------------------------------------------
      --------------------------------------------------------------------------

(4)   Citizenship or Place of Organization     Delaware
                                            ------------------------------------

                        (5)      Sole Voting Power         0
                                                   -----------------------------
      Number of                  -----------------------------------------------
      Shares            (6)      Shared Voting Power       103,490
      Beneficially                                  ----------------------------
      Owned by                   -----------------------------------------------
      Each              (7)      Sole Dispositive Power     0
      Reporting                                         ------------------------
      Person                     -----------------------------------------------
      With              (8)      Shared Dispositive Power   103,490
                                                         -----------------------
                                 -----------------------------------------------

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   -------------
      103,490
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(11)  Percent of Class Represented by Amount in Row (9)*
      0.9%
      --------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)   PN
                                                    ----------------------------


* This percentage is based on 14,881,192 shares of Common Stock outstanding as of November 1, 2001, as set forth in Anchor Gaming's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 033037102

(1)   Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)
            Midtown Nucleus Fund Offshore, Ltd.
            --------------------------------------------------------------------
            --------------------------------------------------------------------

(2)   Check the Appropriate Box if a Member of Group (See Instructions)

|X|   (a)
            --------------------------------------------------------------------
|_|   (b)
            --------------------------------------------------------------------

(3)   SEC Use Only
                   -------------------------------------------------------------
      --------------------------------------------------------------------------

(4)   Citizenship or Place of Organization    Cayman Islands
                                            ------------------------------------

                        (5)      Sole Voting Power         0
                                                   -----------------------------
      Number of                  -----------------------------------------------
      Shares            (6)      Shared Voting Power       528,130
      Beneficially                                  ----------------------------
      Owned by                   -----------------------------------------------
      Each              (7)      Sole Dispositive Power     0
      Reporting                                         ------------------------
      Person                     -----------------------------------------------
      With              (8)      Shared Dispositive Power   528,130
                                                         -----------------------
                                 -----------------------------------------------

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   -------------
      528,130
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

(11)  Percent of Class Represented by Amount in Row (9)*
      3.5%
      --------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)   CO
                                                    ----------------------------

* This percentage is based on 14,881,192 shares of Common Stock outstanding as of November 1, 2001, as set forth in Anchor Gaming's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

Item 1.     Issuer

            (a)      Name of Issuer:  Anchor Gaming

            (b)      Address of Issuer's Principal Executive Offices:
                       815 Pilot Road, Suite G
                       Las Vegas, Nevada 89119

Item 2.     Persons Filing

            (a) Names of Persons Filing: Midtown Capital Partners, LLC, MRG Capital, LLC, Scott Sipprelle, Neil Barsky, Midtown Nucleus Fund, L.P., Midtown Nucleus Fund II, L.P., and Midtown Nucleus Fund Offshore, Ltd. (each a "Reporting Person").

            (b) Address of Principal Business Office: The address of the principal business office of each Reporting Person is 565 5th Avenue, 11th Floor, New York, New York 10017.

            (c) Citizenship: Incorporated by reference to Item 4 of the cover pages.

            (d) Title of Class of Securities: Common Stock, $0.01 par value.

            (e)      CUSIP Number: 033037102

Item 3.     This statement is filed pursuant to 240.13d-1(c).

Item 4.     Ownership

            Incorporated by reference to Items 5 through 11 of the cover pages.

Item 5.     Ownership of Five Percent or Less of a Class

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable.

Item 8.     Identification and Classification of Members of the Group

            See Exhibit A.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.    Certification if Statement Filed Pursuant to Rule 13d-1(c)

            (a)      Not applicable.

            (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 13, 2001

                                           MIDTOWN CAPITAL PARTNERS, LLC



                                           By:    /s/ Neil Barksy
                                               -------------------------------
                                           Name:  Neil Barsky
                                           Title: Authorized Signatory


                                           MRG CAPITAL, LLC



                                           By:    /s/ Neil Barksy
                                               -------------------------------
                                           Name:  Neil Barsky
                                           Title: Authorized Signatory


                                           SCOTT SIPPRELLE



                                               /s/ Scott Sipprelle
                                           -----------------------------------


                                           NEIL BARSKY



                                               /s/ Neil Barksy
                                           -----------------------------------


                                           MIDTOWN NUCLEUS FUND, L.P.



                                           By:    /s/ Neil Barksy
                                               -------------------------------
                                           Name:  Neil Barsky
                                           Title: Authorized Signatory

                                           MIDTOWN NUCLEUS FUND II, L.P.



                                           By:    /s/ Neil Barksy
                                               -------------------------------
                                           Name:  Neil Barsky
                                           Title: Authorized Signatory


                                           MIDTOWN NUCLEUS FUND
                                           OFFSHORE, LTD.



                                           By:    /s/ Neil Barksy
                                               -------------------------------
                                           Name:  Neil Barsky
                                           Title: Authorized Signatory

                                    Exhibit A


This Statement is being filed jointly by Midtown Capital Partners, LLC, a Delaware limited liability company ("Midtown"), MRG Capital, LLC, a Delaware limited liability company ("MRG"), Scott Sipprelle, Neil Barsky, Midtown Nucleus Fund, L.P., a Delaware limited partnership ("Nucleus"), Midtown Nucleus Fund II, L.P., a Delaware limited partnership ("Nucleus II"), and Midtown Nucleus Fund Offshore, Ltd., a Cayman Islands company ("Nucleus Offshore"). Midtown is a registered investment adviser which serves as investment adviser to Nucleus, Nucleus II, and Nucleus Offshore and MRG is the general partner of Nucleus and Nucleus II. Scott Sipprelle and Neil Barsky are the managing members of, and therefore control, each of Midtown and MRG. Scott Sipprelle owns 49.6% of each of Midtown and MRG and Neil Barsky owns 40.5% of each of Midtown and MRG.

The undersigned hereby agree that this Statement with respect to the Common Stock, par value $0.01 per share, of Anchor Gaming is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(c) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Statement and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of this Statement and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 13th day of December, 2001.


                                           MIDTOWN CAPITAL PARTNERS, LLC



                                           By:    /s/ Neil Barksy
                                               -------------------------------
                                           Name:  Neil Barsky
                                           Title: Authorized Signatory


                                           MRG CAPITAL, LLC



                                           By:    /s/ Neil Barksy
                                               -------------------------------
                                           Name:  Neil Barsky
                                           Title: Authorized Signatory

                                           SCOTT SIPPRELLE



                                                 /s/ Scott Sipprelle
                                           -----------------------------------


                                           NEIL BARSKY



                                                 /s/ Neil Barksy
                                           -----------------------------------


                                           MIDTOWN NUCLEUS FUND, L.P.



                                           By:    /s/ Neil Barksy
                                               -------------------------------
                                           Name:  Neil Barsky
                                           Title: Authorized Signatory


                                           MIDTOWN NUCLEUS FUND II, L.P.



                                           By:    /s/ Neil Barksy
                                               -------------------------------
                                           Name:  Neil Barsky
                                           Title: Authorized Signatory


                                           MIDTOWN NUCLEUS FUND
                                           OFFSHORE, LTD.



                                           By:    /s/ Neil Barksy
                                               -------------------------------
                                           Name:  Neil Barsky
                                           Title: Authorized Signatory